Exhibit 10.13

EXRS

RSU Agreement

Appointed AVP and Elected Officer

Revised for electronic format

MOTOROLA MOBILITY HOLDINGS, INC.

2011 INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT GLOBAL AWARD AGREEMENT

This Restricted Stock Unit Award (“Award”) is awarded on «Grant_date» (“Date of Grant”), by Motorola Mobility Holdings, Inc. (the “Company”) to «First_Name» «Last_Name» (“Participant”).

WHEREAS, Participant is receiving the Award under the Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan (the “Plan”); and

WHEREAS, the Award is being made by the Compensation and Leadership Committee (the “Committee”) of the Board of Directors;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards restricted stock units to Participant on the following terms and conditions:

1.	Award of Restricted Stock Units. The Company hereby grants to Participant a total of «Txt_Nbr_of_Shares» («Whole_Nbr_of_Shares») restricted stock units (the “Units”). Each Unit represents a right to receive one share of Common Stock (a “Share”) on the applicable RSU Vesting Date subject to the terms and conditions set forth in this Award Agreement including any appendix hereto (the “Appendix”; the Agreement and the Appendix, collectively, the “Award Agreement”), and subject to adjustment as provided in the Plan. The Units are granted pursuant to the Plan and are subject to all of the terms and conditions of the Plan.

2.	Restrictions. The Units are being awarded to Participant subject to the transfer and forfeiture conditions set forth below (the “Restrictions”). In its sole discretion, the Committee may amend or waive the provisions of subparagraphs (b) or (c) hereof, in whole or in part, to the extent necessary or advisable to comply with applicable laws, as determined by the Committee:

a.	No Assignment. Unless otherwise provided by the Committee, prior to the vesting of the Units as described in Section 3 below, Participant may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Units still subject to Restrictions. The Units shall be forfeited if Participant violates or attempts to violate these transfer Restrictions.

b.	Restricted Conduct. If Participant engages in any of the conduct described in subparagraphs (i) through (v) below for any reason, in addition to all remedies in law and/or equity available to the Company or any Affiliate, including the recovery of liquidated damages, Participant shall forfeit all Units (whether or not vested) and shall immediately pay to the Company, with respect to previously vested Units, an amount equal to (x) the per share Fair Market Value of the Shares on the date on which the Shares were issued with respect to the applicable previously vested Units times (y) the number of Shares underlying such previously vested Units, without regard to any Tax-Related Items (as defined below) that may have been deducted from such amount. For purposes of subparagraphs (i) through (v) below, “Company” shall mean Motorola Mobility Holdings, Inc. and/or any of its Affiliates.

(i)	Confidential Information. During the course of Participant’s employment with the Company or any Affiliate and thereafter, Participant uses or discloses, except on behalf of the Company and pursuant to the Company’s directions, any Company Confidential Information (as defined in Section 22 below); and/or

(ii)	Solicitation of Employees. During Participant’s employment and for a period of one year following the termination of Participant’s employment for any reason, Participant hires, recruits, solicits or induces, or causes, allows, permits or aids others to hire, recruit, solicit or induce, or to communicate in support of those activities, any employee of the Company who possesses Confidential Information of the Company to terminate his/her employment with the Company and/or to seek employment with Participant’s new or prospective employer, or any other company; and/or

(iii)	Solicitation of Customers. During Participant’s employment and for a period of one year following the termination of Participant’s employment for any reason, Participant, directly or indirectly, on behalf of Participant or any other person, company or entity, solicits or participates in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by the Company to any person, company or entity which was a customer or potential customer for such products or services and with which Participant had direct or indirect contact regarding those products or services or about which Participant learned Confidential Information at any time during the two years prior to Participant’s termination of employment with the Company; and/or

(iv)	Non-Competition regarding Products or Services. During Participant’s employment and for a period of one year following the termination of Participant’s employment for any reason, Participant, directly or indirectly, in any capacity, provides products or services competitive with or similar to products or services offered by the Company to any person, company or entity which was a customer for such products or services and with which customer Participant had direct or indirect contact regarding those products or services or about which customer Participant learned Confidential Information at any time during the one year prior to Participant’s termination of employment with the Company; and/or

(v)	Non-Competition regarding Activities. During Participant’s employment and for a period of one year following the termination of Participant’s employment for any reason, Participant engages in activities which are entirely or in part the same as or similar to activities in which Participant engaged at any time during the one year preceding termination of Participant’s employment with the Company, for any person, company or entity in connection with products, services or technological developments (existing or planned) that are entirely or in part the same as, similar to, or competitive with, any products, services or technological developments (existing or planned) on which Participant worked at any time during the one year preceding termination of Participant’s employment. This paragraph applies in countries in which Participant has physically been present performing work for the Company at any time during the one year preceding termination of Participant’s employment.

c.	Recoupment Policy. If Participant is an officer subject to Section 16 of the Exchange Act the Units are subject to the terms and conditions of the Company’s Policy Regarding Recoupment of Incentive Payments upon Financial Restatement (such policy, as it may be amended from time to time, the “Recoupment Policy”). The Recoupment Policy provides for determinations by the Company’s independent directors that, as a result of, in whole or in part, intentional fraud or misconduct by Participant, the Company’s financial results were restated or materially misstated (a “Policy Restatement”). In the event of a Policy Restatement, the Company’s independent directors may require, among other things (a) cancellation of any of the Units that remain outstanding; and/or (b) reimbursement of any gains in respect of the Units, if and to the extent the conditions set forth in the Recoupment Policy apply. Any determinations made by the independent directors in accordance with the Recoupment Policy shall be binding upon Participant. The Recoupment Policy is in addition to any other remedies which may be otherwise available at law, in equity or under contract, to the Company.

d.	Repayment/Forfeiture. Any benefits Participant may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements of the U.S. Securities and Exchange Commission or any applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Shares are traded, as may be in effect from time to time.

3.	Vesting. Subject to the remaining terms and conditions of this Award Agreement, and provided the Units have not been forfeited as described in Section 2 above, the Units will vest as follows:

a.	Vesting Period. The Units will vest as follows in accordance with the following schedule (the applicable date, the “RSU Vesting Date”):

(i)	<<To be determined at grant.>>

(ii)	The period from the Date of Grant through the last RSU Vesting Date set forth above is referred to as the “Restriction Period”. Any unvested Units shall be automatically forfeited upon Participant’s termination of employment with the Company or an Affiliate prior to the applicable RSU Vesting Date for any reason other than those set forth in Sections 3(b) through (e) below. The Company will not be obligated to pay Participant any consideration whatsoever for forfeited Units.

(iii)	If, during the Restriction Period, Participant takes a Leave of Absence (as defined in Section 22 below) from the Company or an Affiliate, the Units will continue to be subject to this Award Agreement. If the Restriction Period expires while Participant is on a Leave of Absence, Participant will be entitled to the Units even if Participant has not yet returned to active employment.

b.

Change in Control. If a Change in Control of the Company occurs and the successor or survivor corporation (or parent or subsidiary thereof) does not convert, assume or replace this Award, then immediately prior to the Change in Control, the Units shall be fully vested; provided, further, that with respect to any Award that is converted, assumed or replaced, such converted, assumed or replaced awards shall provide that the Award shall be fully vested for any Participant who is involuntarily terminated (for a reason other than “Cause”) or quits for “Good Reason” within 24 months of the Change in Control; provided, however, that if the proposed merger of the Company with Google Inc., as described in the Agreement and Plan of Merger by and among Google Inc., RB98 Inc. and Motorola Mobility Holdings, Inc. dated August 15, 2011, is completed and a Participant quits for Good Reason within 24 months thereafter, the Units shall not be fully vested, but rather shall vest on a pro rata basis in an amount equal to (a)(i) the total number of Units subject to this Award, multiplied by (ii) a fraction, the numerator of which is the number of months from the Date of Grant through the end of the calendar quarter in which the employee’s date of termination occurs and the denominator of which is the Restriction Period, minus (b) any Units that vested prior to such Termination. For purposes of this paragraph, the term “Change in Control” is defined in the Plan and the terms “Cause” and “Good Reason” are defined in Section 22 below.

c.	Disability. All unvested Units shall fully vest upon Participant’s termination of employment with the Company and its Affiliates due to Disability (as defined in the Plan).

d.	Death. All unvested Units shall fully vest upon Participant’s termination of employment with the Company and its Affiliates due to death.

e.	Certain Terminations of Employment. In the case of Termination due to a Divestiture (as defined in Section 22 below) and the Units are not assumed by Participant’s successor employer, or a parent or subsidiary thereof or replaced with an award at least comparable to these Units, or in the event of Participant’s Layoff (as defined in Section 22 below) before the expiration of the Restriction Period, and if the Units have not been forfeited as described in Section 2 above, then the Units shall vest on a pro rata basis in an amount equal to (a)(i) the total number of Units subject to this Award, multiplied by (ii) a fraction, the numerator of which is the number of completed full months of service by Participant from the Date of Grant to the employee’s date of termination and the denominator of which is the Restriction Period, minus (b) any Units that vested prior to such Termination. Any Units remaining unvested at the date of such Divestiture or Layoff shall be forfeited.

4.	Delivery of Shares.

a.	Upon the vesting of the applicable Units described in Section 3 above, the Company shall establish a brokerage account for Participant and credit to that account the number of Shares equal to the number of Units that have vested, less any Tax-Related Items (as defined in Section 8 below). Unless otherwise determined by the Committee, the Company shall not deliver to Participant certificates evidencing Shares issued in connection with the vested Units.

b.	Subject to Section 26 the actions contemplated by subparagraph (a) above shall occur within 60 days following the date that the applicable Units vested.

5.	Whole Shares. All Awards shall be paid in whole Shares; no fractional Shares shall be credited or delivered to Participant.

6.	Adjustments. The Units shall be subject to adjustment as provided in Section 12.1 of the Plan.

7.	Dividends. No dividends (or dividend equivalents) shall be paid with respect to Units credited to Participant’s account.

8.	Responsibility for Taxes. Regardless of any action the Company or Participant’s Employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including, but not limited to, the grant, vesting or settlement of the Units, the issuance of Shares upon settlement of the Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant tax withholding event, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant tax withholding event, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, if Participant is not subject to Section 16 of the Exchange Act, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; (ii) withholding from proceeds of the sale of Shares acquired upon settlement of the Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization); (iii) withholding in Shares to be issued upon settlement of the Units; or (iv) requiring Participant to pay, by cash or certified check, the amount necessary to satisfy Participant’s obligations with regard to Tax-Related Items. Notwithstanding the foregoing, if Participant is subject to Section 16 of the Exchange Act, such Participant may satisfy the obligations with regard to Tax-Related Items, in whole or in part, by either (i) electing to have the Company withhold in Shares to be issued upon settlement of the Units; or (ii) paying, by cash or certified check, the amount necessary to satisfy such Participant’s obligations with regard to Tax-Related Items.

In any case, to avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.

Finally, Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. the Company may refuse to issue or deliver the Shares or the proceeds of the sale of shares, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

9.	Stockholder Rights. Participant shall have no rights as a stockholder of the Company in respect of the Units, including the right to vote or to receive cash dividends and other distributions until delivery of the Shares in satisfaction of the Units in accordance with Section 4 above.

10.	Funding. No assets or Shares shall be segregated or earmarked by the Company in respect of any Units awarded hereunder. The grant of Units hereunder shall not constitute a trust and shall be solely for the purpose of recording an unsecured contractual obligation of the Company.

11.	Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. By accepting the Units, Participant acknowledges, understands, and agrees that: (i) the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time; (ii) the grant of the Units is voluntary and occasional and does not create any contractual or other right to receive future restricted stock units, or benefits in lieu of restricted stock units, even if Units have been granted repeatedly in the past; (iii) all decisions with respect to future awards, if any, will be at the sole discretion of the Company; (iv) Participant’s acceptance of the Units and participation under the Plan is voluntary; (v) Participant’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Participant’s employment at any time; (vi) the grant of the Units and Participant’s participation in the Plan shall not be interpreted to form an employment contract or relationship with the Company or any Affiliate; and (vii) no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of the Units resulting from termination of Participant’s employment by the Company or the Employer (for any reason whatsoever and regardless of whether in breach of local labor laws) and, in consideration of the grant of the Units, to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or the Employer, waives Participant’s ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

12.	No Relation to Other Benefits/Termination Indemnities. Participant acknowledges that he or she has entered into employment with the Company or an Affiliate upon terms that did not include this Award or similar awards, that his or her decision to continue employment is not dependent on an expectation of this Award or similar awards, and that any amount received under this Award is considered an amount in addition to that which Participant expects to be paid for the performance of his or her services. Thus, the Units and the Shares subject to the Units are not part of normal or expected compensation or salary for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary. Further, the Units and the Shares subject to the Units are not intended to replace any pension rights. In the event the Company is not the Employer, the Units and the Shares subject to the Units are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, which are outside the scope of Participant’s employment contract, if any and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Affiliate.

13.	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the Shares underlying the Units. Participant should note that the future value of the Shares underlying the Units is unknown. Participant is hereby advised to consult with Participant’s own personal tax, legal, and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

14.	Acknowledgements. With respect to the subject matter of subparagraphs 2(b) (i) through (v) and Sections 20 and 21 hereof, this Award Agreement is the entire agreement with the Company. No waiver of any breach of any provision of this Award Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Award Agreement shall be severable and in the event that any provision of this Award Agreement shall be found by any court as specified in Section 21 below to be unenforceable, in whole or in part, the remainder of this Award Agreement shall nevertheless be enforceable and binding on the parties. Participant hereby agrees that the court may modify any invalid, overbroad or unenforceable term of this Award Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, by accepting any Award under this Award Agreement, Participant affirmatively states that she or he has not, will not and cannot rely on any representations not expressly made herein.

15.	The Company Assignment Rights. The Company shall have the right to assign this Award Agreement, which shall not affect the validity or enforceability of this Award Agreement. This Award Agreement shall inure to the benefit of assigns and successors of the Company.

16.	Waiver. The failure of the Company to enforce at any time any provision of this Award Agreement shall in no way be construed to be a waiver of such provision or any other provision hereof.

17.	Actions by the Committee. The Committee may delegate its authority to administer this Award Agreement. The actions and determinations of the Committee or its delegate shall be binding upon the parties.

18.	Agreement Following Termination of Employment.

a.	Participant agrees that upon termination of employment with the Company or an Affiliate, Participant will immediately inform the Company of: (i) the identity of any new employer (or the nature of any start-up business or self-employment); (ii) Participant’s new title; and (iii) Participant’s job duties and responsibilities.

b.	Participant hereby authorizes the Company or an Affiliate to provide a copy of this Award Agreement to Participant’s new employer. Participant further agrees to provide information to the Company or an Affiliate as may from time to time be requested in order to determine his or her compliance with the terms hereof.

19.

Consent to Transfer Personal Data. By accepting the Award, Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data, in electronic or other form, as described in this Award Agreement. Participant is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Participant’s ability to participate in the Plan. The Company, its Affiliates and Participant’s Employer hold certain personal information about Participant, that may include Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, salary grade, hire date, nationality, job title, any shares of stock held in the Company, or details of all restricted stock units or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the exclusive purpose of implementing, administering, and managing the Plan (“Data”). The Company and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States and the recipients’ country may have different data privacy laws and protections from Participant’s country. Participant authorizes the Data recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any Shares acquired pursuant to the Plan. Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative or the Company. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing, in any case without cost, by contacting Participant’s local human resources representative the Company; however, withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan.

20.	Remedies for Breach. Participant hereby acknowledges that the harm caused to the Company by the breach or anticipated breach of subparagraphs 2(b) (i), (ii), (iii), (iv) and/or (v) of this Award Agreement will be irreparable and further agrees the Company may obtain injunctive relief against Participant in addition to and cumulative with any other legal or equitable rights and remedies the Company may have pursuant to this Award Agreement, any other agreements between Participant and the Company for the protection of the Company’s Confidential Information or law, including the recovery of liquidated damages. Participant agrees that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in Section 21 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over Participant. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.

21.	Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the law of the State of Delaware without regard to any state’s conflicts of law principles. Any and all disputes relating to, concerning or arising from this Award Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Award or this Award Agreement, shall be brought and heard exclusively in the United States District Court for the District of New Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute; and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

22.	Definitions. Any capitalized terms used herein that are not otherwise defined below or elsewhere in this Award Agreement shall have the meaning provided under the Plan.

a.	“Cause” means, with respect to any Participant, (i) Participant’s conviction of any criminal violation involving dishonesty, fraud or breach of trust or (ii) Participant’s willful engagement in gross misconduct in the performance of Participant’s duties that materially injures the Company or an Affiliate.

b.	“Confidential Information” means information concerning the Company and its business that is not generally known outside the Company, and includes (a) trade secrets; (b) intellectual property; (c) the Company’s methods of operation and Company processes; (d) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (e) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and Company cost information; (f) Company personnel data; (g) Company business plans, marketing plans, financial data and projections; and (h) information received in confidence by the Company from third parties. Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company or one of its Affiliates is considering for broader use, shall be deemed not generally known until such broader use is actually commercially implemented.

c.	“Good Reason means, with respect to any Participant, without such Participant’s written consent, the Participant’s (i) material demotion or material diminution of duties, responsibilities and authority; (ii) material reduction in base salary or annual incentive opportunities as in effect during the 90 day period immediately prior to the Change in Control, or as the same may be increased from time to time (except for reductions in annual incentive opportunities due to individual performance adjustments); (iii) assignment to a position requiring relocation of more than fifty miles from the location of the Participant’s employment immediately prior to the Change in Control; or (iv) termination of employment by the Company or an Affiliate other than pursuant to a notice of termination which indicates the Participant’s employment has been terminated for “Cause” and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Participant’s employment.

d.	“Layoff” means a layoff or redundancy in the context of a reduction in force or restructuring that is communicated as being for a period of indefinite duration and exceeding twelve months.

e.	“Leave of Absence” means an approved leave of absence from the Company or an Affiliate from which the employee has a right to return to work, as determined by the Company.

f.	“Serious Misconduct” for purposes of this Award Agreement means any misconduct identified as a ground for termination in the Company’s Code of Business Conduct, or the human resources policies, or other written policies or procedures.

g.	“Termination due to a Divestiture” for purposes of this Award Agreement means if Participant accepts employment with another company in direct connection with the sale, lease, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of the Company or an Affiliate, or if Participant remains employed by an Affiliate that is sold or whose shares are distributed to the Company stockholders in a spin-off or similar transaction (a “Divestiture”).

23.	Language. If Participant receives this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

24.	Appendix. Notwithstanding any provisions in this Award Agreement, the Units shall be subject to any special terms and conditions for Participant’s State and/or country set forth in the Appendix. Moreover, if Participant relocates to a State and/or country included in the Appendix, the special terms and conditions for such State or country shall apply to Participant, to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

25.	Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

26.	409A Compliance Applicable Only to Participants Subject to U.S. Tax. Notwithstanding any provision in this Award Agreement to the contrary, if Participant is a “specified employee” (certain officers of the Company within the meaning of Treasury Regulation Section 1.409A-1(i) and using the identification methodology selected by the Company from time to time) on the date of Participant’s termination of employment, any payment which would be considered “nonqualified deferred compensation” within the meaning of Code Section 409A that Participant is entitled to receive upon termination of employment and which otherwise would be paid or delivered during the six month period immediately following the date of Participant’s termination of employment will instead be paid or delivered on the earlier of (i) the first day of the seventh month following the date of Participant’s termination of employment and (ii) death. For purposes of determining the time of payment or delivery of any payment Participant is entitled to receive upon termination of employment, the determination of whether Participant has experienced a termination of employment will be determined by the Company in a manner consistent with the definition of “separation from service” under the default rules of Section 409A of the Code.

27.	Acceptance of Terms and Conditions. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means and shall notify Participant of the grant of this Award by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Further, by electronically accepting this Award within 30 days after the date of the electronic mail notification by the Company to Participant of the grant of this Award (“Email Notification Date”), Participant agrees to be bound by the foregoing terms and conditions, the Plan, and any and all rules and regulations established by the Company in connection with awards issued under the Plan. If Participant does not electronically accept this Award within 30 days of the Email Notification Date, Participant will not be entitled to the Units. In the Company’s sole discretion, Participant may also be required to accept the Award in writing and to return notice of acceptance to the Company in the form prescribed by the Company within 30 days of the date that Participant is first notified of the grant of this Award.

28.	Plan Documents. You can find other information about the Units, the Plan and the Prospectus for the Plan on the Company’s website at http://my.mot-mobility.com/go/EquityAwards. If you do not have access to the website, please send your request to Equity Administration at, 6450 Sequence Drive, San Diego, CA 92121 or email: EQUITYADMIN@Motorola.com.) to request Plan documents.

APPENDIX

MOTOROLA MOBILITY HOLDINGS, INC.

2011 INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT GLOBAL AWARD AGREEMENT

The additional terms and conditions set forth below are specifically incorporated into the Restricted Stock Unit Award Agreement (together, the Agreement and this Appendix are referred to herein as the “Award Agreement”). These terms and conditions govern the Award granted to Participant under the Plan if Participant is employed in or, if applicable, is a taxpayer in one of the States or countries listed below. Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Restricted Stock Unit Award Agreement.

Due to the complexities of legal, regulatory and tax issues, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s State and/or country may apply to Participant’s individual situation. Further, if Participant is a citizen of a country or resident of a country or State other than that in which Participant is currently working, transfers employment to another State or country after the Award is granted, or is considered a citizen of another country or resident of another country or State for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to Participant.

CALIFORNIA, U.S.

Restrictions. Only to the extent required by applicable law, the provisions of subparagraph 2(b) (iii), (iv) and (v) of the Award Agreement shall not apply. Further, to the extent necessary under applicable law, subparagraph 2(b) (ii) is amended to read in full as follows:

Solicitation of Employees. During Participant’s employment and for a period of one year following the termination of Participant’s employment for any reason, Participant recruits, solicits or induces, causes, or aids others to recruit, solicit or induce, or to communicate in support of those activities, any employee of the Company who possesses Confidential Information of the Company to terminate his/her employment with the Company and/or to seek employment with Participant’s new or prospective employer, or any other company.

ARGENTINA

There are no country-specific provisions.

AUSTRALIA

Australian Addendum. Participant understands and agrees that the Units are offered subject to and in accordance with the terms of the Plan and the Australian Addendum to the Plan. Participant further agrees to be bound by the terms of the Plan as supplemented for implementation in Australia by the Australian Addendum and the terms of the Units, as set forth in the Award Agreement.

AUSTRIA

There are no country-specific provisions.

BELGIUM

There are no country-specific provisions.

BRAZIL

Compliance with Law. By accepting the Units, Participant hereby agrees to comply with all applicable Brazilian laws and pay any and all applicable Tax-Related Items associated with the receipt and/or sale of Shares acquired under the Plan or the receipt of dividends.

CANADA

Form of Settlement. The Units granted to Participants resident in Canada shall be paid in Shares only. In no event shall any of such Units be paid in cash, notwithstanding any discretion contained in the Plan to the contrary.

The following terms and conditions are applicable to residents of Quebec:

Data Privacy Notice and Consent. This provision supplements Section 19 of the Award Agreement:

Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Company, its Affiliates and the plan administrator to disclose and discuss the Plan with their respective advisors. Participant further authorizes the Company and its Affiliates to record such information and to keep such information in Participant’s employee file.

CHILE

There are no country-specific provisions.

CHINA

The following terms and conditions are applicable to nationals of the People’s Republic of China (“PRC”) residing in mainland China:

Exchange Control Restrictions. As a condition to the grant of the Award, Participant agrees to repatriate all payments attributable to the Units acquired under the Plan, including any cash dividends paid on Shares issued upon vesting of the Units or proceeds from the sale of Shares acquired upon vesting of the Units, in accordance with Participant’s local foreign exchange rules and regulations. Participant understands that such repatriation will need to be effected through a special exchange control account established by the Company or one of its Affiliates in China. Further, Participant understands and agrees that, unless otherwise provided by the Company, the repatriated proceeds will be delivered to Participant in U.S. dollars and Participant will be required to set up a U.S. dollar bank account in China in order to receive such proceeds. In addition, Participant agrees to take any and all actions, and consents to any and all actions taken by the Company and its Affiliates, as may be required to allow the Company and its Affiliates to comply with local foreign exchange rules and regulations.

In the event that the cash proceeds from Participant’s participation in the Plan are converted to local currency, Participant acknowledges that the Company (including its Affiliates) is under no obligation to secure any particular currency conversion rate and may face delays in converting the proceeds to local currency due to exchange control restrictions in the PRC. Participant agrees to bear the risk of any fluctuation in the U.S. dollar/local currency exchange rate between the date U.S. dollar proceeds are realized under the Plan and the date that Participant receives the cash proceeds converted to local currency.

Restrictions on Shares. As a condition to the grant of the Award, Participant agrees that Participant will not be permitted to transfer any Shares that Participant acquires under the Plan from Participant’s account with the brokerage firm designated by the Company (the “Broker”) until the Shares are sold through the Broker.

Sale Restriction. As a condition to the grant of the Award, Participant acknowledges that, due to regulatory requirements, the Company may, in its discretion, require the sale of any Shares acquired under the Plan within a specified period following the termination of Participant’s employment with the Company and/or any of its Affiliates. Therefore, by accepting the Award, Participant authorizes the Company, in its sole discretion, to instruct the Broker to assist with the sale of any Shares that Participant acquires under the Plan (on Participant’s behalf pursuant to this authorization) and Participant expressly authorizes the Broker to complete any required sale of such Shares. In the event that Shares are sold pursuant to the preceding provision, Participant acknowledges that the Broker is under no obligation to arrange for the sale of the Shares at any particular price.

COLOMBIA

Terms and Conditions

Labor Law Acknowledgement. This provision supplements the acknowledgement contained in Section 12 of the Award Agreement:

Participant acknowledges and agrees that neither the Plan or any related benefits, including the Units, constitute a component of Participant’s “salary” under Article 128 of the Colombian Labor Code or for any legal purpose.

CZECH REPUBLIC

There are no country-specific provisions.

ECUADOR

There are no country-specific provisions.

FRANCE

There are no country-specific provisions.

GERMANY

There are no country-specific provisions.

GREECE

There are no country-specific provisions.

GUATEMALA

There are no country-specific provisions

HONG KONG

Securities Law Notice. WARNING: The Units and Shares issued at vesting do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company and its Affiliates. The Award Agreement, including this Appendix, the Plan and other incidental communication materials (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, (ii) have not been reviewed by any regulatory authority in Hong Kong, and (iii) are intended only for the personal use of each eligible employee of the Employer, the Company or any Affiliate, and may not be distributed to any other person. If Participant is in any doubt about any of the contents of the Award Agreement, including this Appendix, or the Plan, Participant is advised to obtain independent professional advice.

Form of Settlement. The Units granted to Participants resident in Hong Kong shall be paid in Shares only. In no event shall any of such Units be paid in cash, notwithstanding any discretion contained in the Plan to the contrary.

Settlement of Units and Sale of Shares. This provision supplements Section 3 of the Award Agreement:

In the event Participant’s Units vest and Shares are issued to Participant within six months of the Date of Grant, Participant agrees that Participant will not dispose of any Shares acquired prior to the six-month anniversary of the Date of Grant

INDIA

There are no country-specific provisions.

ISRAEL

Trust Arrangement. Participant understands and agrees that the Units are offered subject to and in accordance with the terms of the Plan and the Israeli Sub-Plan to the 2011 Incentive Compensation Plan. The Shares issued upon vesting of the Units shall be delivered to and controlled by a trustee appointed by the Company or its Affiliate in Israel (the “Trustee”) for Participant’s benefit for at least such period of time as required by Section 102 of the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended (the “Ordinance”) or by the Israeli Tax Authority (the “Lock-Up Period”). In the event that bonus Units or dividends in the form of additional Shares are issued with respect to the Shares held with the Trustee, or as a result of an adjustment made pursuant to the Plan, such Units or Shares shall be controlled by the Trustee for the benefit of Participant and the provisions of Section 102 of the Ordinance and the Income Tax (Tax Abatement on the Grant of Shares to Employees) Regulations 2003 shall apply to such Units or Shares for all purposes. Participant shall be able, at any time, to request the sale of the Shares or the release of the Shares from the Trustee, subject to the terms of the Plan, this Award Agreement and any applicable law. Without derogating from the aforementioned, if the Shares are released by the Trustee during the Lock-Up Period, the sanctions under Section 102 of the Ordinance shall apply to and be borne by Participant. The Shares shall not be sold or released from the control of the Trustee unless the Company, the Employer and the Trustee are satisfied that the full amount of Tax-Related Items due have been paid or will be paid in relation thereto.

Security Law Notice. An exemption from filing a prospectus in relation to the Plan has been granted to the Company by the Israeli Securities Authority. Copies of the Plan and the Form S-8 registration statement for the Plan filed with the U.S. Securities and Exchange Commission are available at your local human resources department.

ITALY

Data Privacy Notice and Consent. This provision replaces Section 19 of the Award Agreement:

Participant understands that the Employer, the Company and any Affiliate may hold certain personal information about Participant, including, without limitation, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any directorships held in the Company or any Affiliate, any Shares owned, details of all Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested, or outstanding in Participant’s favor, for the purpose of implementing, managing, and administering the Plan (the “Data”) and in compliance with applicable laws and regulations.

Participant also understands that providing the Company with the Data is necessary for the performance of this Award Agreement and that Participant’s refusal to provide the Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. The Controller of personal data processing is Motorola Mobility Holdings, Inc., with registered offices at 600 North US Highway 45, Libertyville, Illinois 60048, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Motorola Mobility Italia S.r.l. with registered offices at Via Muzio Attendolo Detto Sforza, 13, Milan, Italy.

Participant understands that the Data will not be publicized, but it may be transferred to the plan administrator or any other financial institution or broker involved in the management and administration of the Plan. Participant further understands that the Company and/or any Affiliate will transfer the Data amongst themselves as necessary for the purpose of implementing, administering, and managing Participant’s participation in the Plan, and that the Company and/or any Affiliate may each further transfer the Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer to a broker or other third party with whom Participant may elect to deposit any Shares purchased under the Plan. Such recipients may receive, possess, use, retain, and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that these recipients may be located in or outside the European Economic Area, and may be located in the United States or elsewhere and in locations that might not provide the same level of protection as intended under Italian data privacy laws. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete the Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

Participant understands that the processing of the Data in connection with the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, including without limitation Legislative Decree no. 196/2003.

The processing activity, including communication of the Data or transfer of the Data abroad (including outside of the European Economic Area), as herein specified and pursuant to applicable laws and regulations, does not require Participant’s consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan.

Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, Participant has the right to access, delete, update, correct, or stop, for legitimate reason, the processing of the Data. Furthermore, Participant is aware that the Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting Participant’s local human resources representative.

Plan Document Acknowledgment. In accepting the grant of the Award, Participant acknowledges that Participant has received a copy of the Plan and the Award Agreement, including this Appendix and has reviewed the Plan and the Award Agreement (including this Appendix) in their entirety and fully understands and accept all provisions of the Plan and the Award Agreement (including this Appendix).

Participant further acknowledges that he or she has read and specifically and expressly approves the following sections of the Award Agreement: Section 2 regarding “Restrictions;” Section 3 regarding “Vesting;” Section 8 regarding “Responsibility for Taxes;” Section 11 regarding the “Acknowledgement of Discretionary Nature of Plan; No Vested Rights;” Section 12 regarding the “No Relation to Other Benefits/Termination Indemnities;” Section 18 regarding “Agreement Following Termination of Employment;” Section 21 regarding “Governing Law;” Section 23 regarding “Language;” and the Data Privacy Notice and Consent provision included in this Appendix.

JAPAN

There are no country-specific provisions.

MEXICO

Labor Law Acknowledgment. This provision supplements Sections 12 and 13 of the Award Agreement:

By accepting the grant of the Award, Participant acknowledges that he or she understands and agrees that: (a) the Units are not related to the salary and other contractual benefits provided to Participant by the Employer; and (b) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.

Policy Statement. The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability to Participant.

The Company, with registered offices at 600 North US Highway 45, Libertyville, Illinois 60048, United States of America, is solely responsible for the administration of the Plan and participation in the Plan or the acquisition of Shares does not, in any way, establish an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis and the sole employer is Motorola Mobility de Mexico, S.A. de C.V., nor does it establish any rights between Participant and the Employer.

Plan Document Acknowledgment. By accepting the grant of the Award, Participant acknowledges he or she has received a copy of the Plan, has reviewed the Plan and the Award Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement.

Participant further acknowledges that having read and specifically and expressly approved the terms and conditions in the Section 11 of the Award Agreement, in which the following is clearly described and established: (a) participation in the Plan does not constitute an acquired right; (b) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (c) participation in the Plan is voluntary; and (d) the Company and its Affiliates are not responsible for any decrease in the value of the Shares underlying the Units.

Finally, Participant does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and Participant therefore grants a full and broad release to the Employer and the Company (including its Affiliates) with respect to any claim that may arise under the Plan.

Spanish Translation

Reconocimiento de la Ley Laboral. Estas disposiciones complementan los apartados 12 y 13 del Convenio de Premio:

Al aceptar el otorgamiento del Premio, el Participante reconoce y acepta que: (a) las Unidades no se encuentran relacionadas con su salario ni con otras prestaciones contractuales concedidas por parte del patrón; y (b) cualquier modificación del Plan o su terminación no constituye un cambio o impedimento de los términos y condiciones del empleo del participante.

Declaración de la Política. La invitación que hace la Compañía bajo el Plan es unilateral y discrecional, por lo que la Compañía se reserva el derecho absoluto de modificar e interrumpir el mismo en cualquier tiempo, sin ninguna responsabilidad para el Participante.

La Compañía, con oficinas ubicadas en 600 North US Highway 45, Libertyville, Illinois 60048, United States of America, es la única responsable de la administración y participación en el Plan, así como de la adquisición de acciones, por lo que de ninguna manera podrá establecerse una relación de trabajo entre el Participante y la Compañía, ya que el Participante participa únicamente en de forma comercial y su único patrón lo es Motorola Mobility de Mexico, S.A. de C.V.; la participación en el Plan tampoco genera ningún derecho entre el Participante y el Patrón.

Reconocimiento del Plan de Documentos. Al aceptar el otorgamiento del Premio, el Participante reconoce que ha recibido una copia del Plan, que lo ha revisado junto con el Convenio de Premio, y que ha entendido y aceptado completamente las disposiciones contenidas en el Pan y en el Convenio de Premio.

Adicionalmente, al firmar el presente documento, reconoce que ha leído y aprobado de manera expresa y específica los términos y condiciones contenidos en el apartado 11 del Convenio de Premio, el cual claramente establece y describe: (a) que la participación en el Plan no constituye un derecho adquirido; (b)que el Plan y la participación en el mismo es ofrecida por la Compañía en forma totalmente discrecional; (c) la participación en el Plan es voluntaria; y (d) que la Compañía, así como sus Subsidiarias y Afiliadas no son responsables por cualquier detrimento en el valor de las acciones que integran las Unidades.

Finalmente, el Participante acepta no reservarse ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y en consecuencia, otorga a su patrón el más amplio y completo finiquito que en derecho proceda, así como a la Compañía, a sus Subsidiarias y Afiliadas, respecto a cualquier demanda que pudiera originarse derivada del Plan.

NETHERLANDS

There are no country-specific provisions.

NEW ZEALAND

There are no country-specific provisions.

PERU

There are no country-specific provisions.

POLAND

There are no country-specific provisions.

PORTUGAL

Consent to Receive Information in English. Participant hereby expressly declares that Participant has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and Award Agreement.

Conhecimento da Lingua. O Contratado, pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo de Atribuição (Agreement em inglês).

RUSSIA

Acceptance Procedures for Participants in Russia. Notwithstanding anything to the contrary in the foregoing Award Agreement, the grant of Units under the Plan will not become effective and will not become a binding obligation on the Company until Participant signs this document and returns it to the Company contact identified below on or before 30 days from the Date of Grant:

Katherine Blanque

Motorola Mobility France SAS

BP 94764

31047, Toulouse Cedex 1

France

If Participant does not sign this document and return it within the prescribed deadline, Participant’s Units will not become effective and Participant will be unable to acquire Shares in accordance with the terms and conditions of the Award Agreement.

Employee Signature

Printed Employee Name

Employee Commerce ID Number

Date

On behalf of Motorola Mobility Holdings, Inc.

Printed Name

Date Received

Country of Receipt

If Participant acquires Shares upon vesting of the Units, any such Shares to be issued to Participant shall be delivered to Participant through a bank or brokerage account in the United States. Participant is not permitted to sell the Shares directly to other Russian legal entities or individuals.

SINGAPORE

Director Notification Obligation. If Participant is a director, associate director or shadow director of the Company’s Singapore Affiliate, Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore Affiliate in writing when Participant receives an interest (e.g., an Award or Shares) in the Company or any Affiliate. In addition, Participant must notify the Company’s Singapore Affiliate when Participant sells Shares or shares of any Affiliate (including when Participant sells Shares issued upon vesting and settlement of the Award). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any Affiliate. In addition, a notification of Participant’s interests in the Company or any Affiliate must be made within two days of Participant becoming a director.

SOUTH AFRICA

Responsibility for Taxes. This provision supplements Section 8 of the Award Agreement:

By accepting the grant of the Award, Participant agrees that, immediately upon vesting and settlement of the Units, Participant will notify the Employer of the amount of any gain realized. If Participant fails to advise the Employer of the gain realized upon vesting and settlement, Participant may be liable for a fine. Participant will be solely responsible for paying any difference between the actual tax liability and the amount withheld by the Employer.

SOUTH KOREA

There are no country-specific provisions.

SPAIN

No Special Employment or Similar Rights. This provision supplements Sections 11 and 12 of the Award Agreement:

By accepting the grant of the Award, Participant consents to participation in the Plan and acknowledges that he or she has received a copy of the Plan. Participant understands that the Company has unilaterally, gratuitously, and discretionarily decided to grant Units under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Affiliate, other than to the extent set forth in the Award Agreement. Consequently, Participant understands that the Units are granted on the assumption and condition that the Units and any Shares acquired upon vesting of the Units are not a part of any employment contract (either with the Company or any Affiliate) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation), or any other right whatsoever. Further, Participant understands that, other than as may be expressly set forth under the Award Agreement, Participant will not be entitled to continue vesting in any Units once Participant’s employment with the Company or any of its Affiliates ceases. In addition, Participant understands that this Award would not be granted but for the assumptions and conditions referred to above; thus, Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Units shall be null and void.

The Award is a conditional right to Shares and may be forfeited or affected by Participant’s termination of employment, as set forth in the Award Agreement. If Participant’s employment or service with the Company or an Affiliate terminates for any reason other than those reasons expressly set forth in Sections 3(a) through (e) of the Award Agreement, including, without limitation, where (a) Participant is deemed to have been unfairly dismissed without good cause; (b) Participant terminates employment or service due to a change of work location, duties or any other employment or contractual condition; or (c) Participant terminates employment or service due to the Company’s or any of its Affiliates’ unilateral breach of contract, Participant’s unvested Units shall be automatically forfeited upon termination of Participant’s employment or service. The Company will not be obligated to pay Participant any consideration whatsoever for such forfeited Units.

SWEDEN

There are no country-specific provisions.

SWITZERLAND

There are no country-specific provisions.

TAIWAN

There are no country-specific provisions.

TURKEY

There are no country-specific provisions.

UNITED ARAB EMIRATES

There are no country-specific provisions.

UNITED KINGDOM

Tax Withholding. This provision supplements Section 8 of the Award Agreement:

If payment or withholding of income taxes is not made within ninety (90) days of the event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by Participant to the Employer, effective as of the Due Date. Participant agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it shall be immediately due and repayable, and the Company or the Employer may recover it at any time by any of the means set forth in Section 8 of the Award Agreement. Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), Participant shall not be eligible for a loan from the Company to cover the income tax. In the event Participant is a director or executive officer of the Company and the income tax is not collected from or paid by Participant by the Due Date, the amount of any uncollected income tax will constitute a benefit to Participant on which additional income tax and national insurance contributions (“NICs”) will be payable. Participant will be responsible for reporting and paying any income tax and NICs due on this additional benefit directly to HMRC under the self-assessment regime.

UNITED STATES

There are no country-specific provisions.

VENEZUELA

Investment Representation. As a condition of the grant of the Units, Participant acknowledges and agrees that any Shares Participant may acquire upon vesting of the Units are acquired as and intended to be an investment rather than for the resale of the Shares and conversion of Shares into foreign currency.

Exchange Control Acknowledgment. Participant acknowledges that, to ensure compliance with the applicable exchange control regulations in Venezuela, Participant is hereby advised to consult a personal advisor prior to selling any Shares acquired upon vesting of the Units or repatriating any proceeds of the sale of Shares to Venezuela, as such regulations are subject to frequent change and there may be restrictions with respect to such transactions as a result of amendments to the exchange control laws in 2010. Participant is solely responsible for ensuring compliance with all exchange control laws in Venezuela.